EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1897
Contacts: Media -- Greg Guest 404-652-4739 Robin Keegan 404-652-4713 Investors -- Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4721

Date: May 4, 2004

GEORGIA-PACIFIC SHAREHOLDERS ELECT DIRECTORS AND APPROVE THREE PROPOSALS; BOARD DECLARES QUARTERLY DIVIDEND

ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) shareholders, at their annual meeting today, elected two new directors and four current directors to new terms, and approved three company proposals.

           Two new directors were elected to serve until the 2007 annual meeting: Dr. Karen N. Horn, retired managing director of Marsh Inc., and William R. Johnson, chairman, president and chief executive officer of H.J. Heinz Company. Horn also serves as a director of Eli Lilly and Company and T. Rowe Price Mutual Funds. Johnson also is a director of H.J. Heinz Company and Clorox Company as well as a member of the board of the Grocery Manufacturers of America and the University of Pittsburgh.

           Directors elected to serve until the 2007 annual meeting were Barbara L. Bowles, chairman, chief executive officer and chief investment officer of The Kenwood Group, Inc.; David R. Goode, chairman, president and chief executive officer of Norfolk Southern Corporation; and Donald V. Fites, retired chairman of Caterpillar Inc. Also, James B. Williams, retired chairman of SunTrust Banks, Inc., was elected to serve until the 2005 annual meeting.

           Director Worley H. Clark, president of W.H. Clark & Associates, Ltd., retired from the board of directors per the company's corporate governance guidelines. He has served as a Georgia-Pacific director since 2000, and served on the board of directors for Fort James Corp. from 1993 to 2000.

           Shareholders also passed a proposal to amend the Georgia-Pacific Corp. Long-Term Incentive Plan to add stock appreciation rights as permitted awards under the plan. Shareholders also passed a proposal to approve the Georgia-Pacific Corp. Short-Term Incentive Plan so that awards paid under the plan will be fully deductible under 162(m) of the Internal Revenue Code. A proposal to ratify Ernst & Young as the company's independent auditors for 2004 also was approved.

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           The board of directors, meeting earlier in the day, declared a regular quarterly dividend of 12.5 cents per share on the company's common stock. The dividend is payable May 24, 2004, to shareholders of record as of May 14, 2004.

           During the meeting, the company's chairman and chief executive officer, A.D. "Pete" Correll, told shareholders, " Simply put, 2003 was a year when we delivered on our strategy and commitments. When economic and market conditions remained tough, we did not bend or break. In fact, we continued to make strides necessary to become stronger still, particularly as we begin to see the signs of recovery blossoming in early 2004.

           "Georgia-Pacific has been in business now for over three-quarters of a century, providing the everyday essential products needed by people around the globe. The core of our strategy is flawless execution, which we intend to focus on delivering in 2004 and beyond," Correll concluded.

Correll's complete remarks are available at www.gp.com/investor.

           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products, pulp and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 60,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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           Certain statements contained in this release, including statements regarding the company's expected business outlook, anticipated levels of demand and pricing, and future economic conditions are forward-looking statements (as such term is defined under the federal securities laws), based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of a number of factors including, but not limited to, the success of the branding and marketing strategies we are pursuing for our consumer products, the realization of announced price increases for many of our products, continued strength in new home building, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, our ability to continue to reduce debt, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the fiscal year ended Jan. 3, 2004.